Exhibit 99.1

B&G Foods Reports Financial Results for Fourth Quarter and Full Year 2019

Parsippany, N.J., February 25, 2020—B&G Foods, Inc. (NYSE: BGS) today announced financial results for the fourth quarter and full year 2019. Financial results for the fourth quarter and full year 2019 reflect the impact of the divestiture of Pirate Brands during the fourth quarter of 2018 and the acquisitions of McCann’s  during the third quarter of 2018 and Clabber Girl during the second quarter of 2019.

Fourth Quarter 2019 Financial Summary:

•	Net sales of $470.2 million
•	Diluted earnings per share of $0.16
•	Adjusted diluted earnings per share[1] of $0.28
•	Net income of $10.3 million
•	Adjusted net income[1] of $17.8 million
•	Adjusted EBITDA[1] of $69.5 million

Full Year 2019 Financial Summary:

•	Net sales of $1,660.4 million
•	Diluted earnings per share of $1.17
•	Adjusted diluted earnings per share of $1.64
•	Net income of $76.4 million
•	Adjusted net income of $106.6 million
•	Adjusted EBITDA of $302.5 million
•	Repurchased 1,737,887 shares of common stock at an average price per share of $19.95, or $34.7 million in the aggregate

Guidance for Full Year Fiscal 2020

•	Net sales range of $1.660 billion to $1.680 billion
•	Adjusted EBITDA range of $302.5 million to $312.5 million
•	Adjusted diluted earnings per share range of $1.60 to $1.80

1   Please see “About Non-GAAP Financial Measures and Items Affecting Comparability” below for the definition of the non-GAAP financial measures “adjusted diluted earnings per share,” “adjusted net income,” “EBITDA,” “adjusted EBITDA” and “base business net sales,” as well as information concerning certain items affecting comparability and reconciliations of the non-GAAP terms to the most comparable GAAP financial measures.

Kenneth G. Romanzi, President and Chief Executive Officer of B&G Foods, stated “I am happy to report 2019 financial results that are consistent with our short-term and long-term plans, which are based on our goal of a stable base business with pricing and cost savings initiatives to offset inflation, complemented by net sales and earnings growth through new product innovation and accretive acquisitions.”

Mr. Romanzi continued, “We have been successful in our efforts to generate growth by investing in plant-based innovation products by Green Giant. We recently augmented these efforts with our acquisition last week of Farmwise LLC, proud creator of Veggie Fries®, Veggie Tots® and Veggie Rings®.  Additionally, in 2019, we acquired and successfully integrated Clabber Girl, the nation’s #1 manufacturer of retail baking powder. We also strengthened our organization in 2019, including organizational re-design, personnel enhancements and system improvements such as our new ERP system implementation. We believe that these initiatives, coupled with our investor-friendly capital allocation strategy, position us to create long-term value for our shareholders.”

Financial Results for the Fourth Quarter of 2019

Net sales increased $12.1 million, or 2.6%, to $470.2 million for the fourth quarter of 2019 from $458.1 million for the fourth quarter of 2018.  The increase was primarily due to the Clabber Girl acquisition, partially offset by the Pirate Brands divestiture. Net sales of Clabber Girl,  which was acquired on May 15, 2019 and therefore not part of the Company’s fourth quarter of 2018 results, contributed $25.2 million to the Company’s net sales for the fourth quarter of 2019. Net sales of Pirate Brands, which was sold on October 17, 2018 and therefore not part of the Company’s fourth quarter of 2019 results, were $2.1 million during the fourth quarter of 2018.

Base business net sales1 for the fourth quarter of 2019 decreased $10.8 million, or 2.4%, to $445.0 million from $455.8 million for the fourth quarter of 2018. The decrease in base business net sales reflected an increase in net pricing of $4.1 million, or 0.9% of base business net sales, inclusive of list price increases and promotional trade spend optimization, more than offset by a decrease in unit volume of $14.9 million.

Net sales of the Company’s spices & seasonings2 increased $0.8 million, or 1.0%, and net sales of New York Style increased $0.2 million, or 1.9%,  for the fourth quarter of 2019 as compared to the fourth quarter of 2018. Net sales of Cream of Wheat decreased $1.4 million, or 7.5%; net sales of Ortega decreased $1.3 million, or 3.6%; net sales of Green Giant (including Le Sueur)  decreased $1.3 million, or 0.8%; and net sales of Maple Grove Farms decreased $0.4 million, or 2.4%, for the  fourth quarter of 2019 as compared to the fourth quarter of 2018. Net sales of all other brands in the aggregate decreased $7.4 million, or 5.8%, for the fourth quarter of 2019.

Gross profit was $94.4 million for the fourth quarter of 2019, or 20.1% of net sales.  Excluding the negative impact of $2.6 million of acquisition/divestiture-related and non-recurring expenses during the fourth quarter of 2019, the Company’s gross profit would have been $97.0 million, or 20.6% of net sales. Gross profit was $49.9 million for the fourth quarter of 2018, or 10.9% of net sales. Excluding the negative impact of $36.9 million of acquisition/divestiture-related and non-recurring expenses during the fourth quarter of 2018, which includes expenses relating to the non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $86.8 million, or 19.0% of net sales.

Selling, general and administrative expenses decreased $3.1 million, or 6.5%, to $44.5 million for the fourth quarter of 2019 from $47.6 million for the fourth quarter of 2018. The decrease was composed of decreases in acquisition/divestiture-related and non-recurring expenses of $3.2 million,  consumer marketing expenses of $1.6 million and warehousing expenses of $1.3 million, partially offset by increases in other general and administrative expenses of $2.2 million and selling expenses of $0.8 million.  Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.9 percentage points to  9.5% for the fourth quarter of 2019,  compared to 10.4% for the fourth quarter of 2018.

2   Includes the spices & seasoning brands acquired in the fourth quarter of 2016, as well as the Company’s legacy spices & seasonings brands, such as Mrs. Dash and Ac’cent.  Excludes net sales of French’s® seasoning mixes, which the Company discontinued during the third quarter of 2018.

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Net interest expense increased $3.2 million, or 13.2%, to $27.7 million for the fourth quarter of 2019 from $24.5 million in the fourth quarter of 2018. The increase was primarily attributable to an increase in average long-term debt outstanding during the fourth quarter of 2019 as compared to the fourth quarter of 2018, primarily as a result of borrowings made in fiscal 2019 to fund the Clabber Girl acquisition,  to pay cash taxes resulting from the 2018 gain on sale of Pirate Brands and to fund the repurchase of shares of the Company’s common stock as part of the Company’s stock repurchase program. During the fourth quarter of 2019, net interest expense was negatively impacted in connection with the Company’s debt refinancing because the Company’s new 5.25% senior notes due 2027 were issued on September 26, 2019, prior to the redemption of the Company’s 4.625% senior notes due 2021 on October 10, 2019, and therefore during such fourteen day period (twelve days of which occurred during the fourth quarter) the Company incurred interest expense on both sets of notes.

The Company’s net income was $10.3 million, or $0.16 per diluted share, for the fourth quarter of 2019,  compared to net income of $111.9 million, or $1.70 per diluted share, for the fourth quarter of 2018, which includes the $176.4 million gain on sale from the Pirate Brands divestiture. The Company’s adjusted net income1 for the fourth quarter of 2019 was $17.8 million, or $0.28 per adjusted diluted share, compared to $22.3 million, or $0.34 per adjusted diluted share, for the fourth quarter of 2018.

For the fourth quarter of 2019, adjusted EBITDA was $69.5 million, an increase of $11.0 million, or 18.8%,  compared to $58.5 million for the fourth quarter of 2018.  The increase in adjusted EBITDA was primarily attributable to improved operating performance (which includes the benefits of the Company’s pricing initiatives and the Company’s cost savings program, which were offset in part by input cost inflation and reduced volume), as well as the acquisition of Clabber Girl in the second quarter of 2019, partially offset by the divestiture of Pirate Brands in the fourth quarter of 2018. Adjusted EBITDA as a percentage of net sales was 14.8% for the fourth quarter of 2019, compared to 12.8% in the fourth quarter of 2018.

Financial Results for the Full Year Fiscal 2019

B&G Foods generated net sales of $1,660.4 million for fiscal 2019, compared to $1,700.8 million for fiscal 2018. The decrease was primarily attributable to the Pirate Brands divestiture, offset in part by the McCann’s and Clabber Girl acquisitions. Net sales of Pirate Brands, which was sold on October 17, 2018 and therefore not part of the Company’s fiscal 2019 results, were $74.9 million during fiscal 2018. An additional six and one-half months of net sales of McCann’s, which was acquired on July 16, 2018, contributed $5.8  million to the Company’s net sales for fiscal 2019. Net sales of Clabber Girl,  which was acquired on May 15, 2019 and therefore not part of the Company’s fiscal 2018 results, contributed $53.6 million to the Company’s net sales for fiscal 2019.

Base business net sales for fiscal 2019 decreased $22.2 million, or 1.4%, to $1,601.0 million from $1,623.2 million for fiscal 2018.  The decrease in base business net sales reflected an increase in net pricing of $20.3 million, or 1.3% of base business net sales, inclusive of list price increases and promotional trade spend optimization, more than offset by a decrease in unit volume of $42.4 million and the negative impact of foreign currency of  $0.1 million.

Net sales of Green Giant (including Le Sueur)  increased $7.8 million, or 1.5%; net sales of Maple Grove Farms increased $2.6 million, or 3.7%; and net sales of New York Style increased $2.1 million, or 5.7%,  in fiscal 2019,  as compared to fiscal 2018. Net sales of the Company’s spices & seasonings2 decreased $4.6 million, or 1.3%; net sales of Cream of Wheat decreased $2.6 million, or 4.2%; and net sales of Ortega decreased $0.9 million, or 0.6%,  for fiscal 2019 as compared to fiscal 2018. Net sales of all other brands in the aggregate decreased $26.6 million, or 5.9%, for fiscal 2019.

Gross profit was $383.1 million for fiscal 2019, or 23.1% of net sales. Excluding the negative impact of $22.0 million of acquisition/divestiture-related and non-recurring expenses during fiscal 2019, which includes expenses related to the trailing non-cash accounting impact of the Company’s 2018 inventory reduction plan and the amortization of acquisition-related inventory fair value step-up of inventory, the Company’s gross profit would have been $405.1 million, or 24.4% of net sales. Gross profit was $349.5 million for fiscal 2018, or 20.5% of net sales. Excluding the negative impact of  $76.3 million of acquisition/divestiture-related and non-

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recurring expenses during fiscal 2018, which includes expenses relating to the non-cash accounting impact of the Company’s 2018 inventory reduction plan, the Company’s gross profit would have been $425.8 million, or 25.0% of net sales.

Selling, general and administrative expenses decreased $6.7 million, or 4.0%, to $160.7 million for fiscal 2019 from $167.4 million for fiscal 2018. The decrease was composed of decreases in consumer marketing expenses of $5.7 million, warehousing expenses of $2.7 million, selling expenses of $2.5 million and acquisition/divestiture-related and non-recurring expenses of $0.2 million,  partially offset by an increase in other general and administrative expenses of $4.4 million. Expressed as a percentage of net sales, selling, general and administrative expenses improved by 0.1 percentage points to 9.7% for fiscal 2019,  compared to 9.8% for fiscal 2018.

Net interest expense decreased $10.2 million, or 9.4%, to $98.1 million for fiscal 2019 from $108.3 million in fiscal 2018. The decrease was primarily attributable to a reduction in average long-term debt outstanding during fiscal 2019 as compared to fiscal 2018, primarily as a result of the use of the net proceeds from the sale of Pirate Brands to prepay long-term debt during the fourth quarter of 2018, and earlier prepayments of long-term debt made during the first and second quarters of 2018, which was partially offset by additional borrowings made in fiscal 2019 to fund the Clabber Girl acquisition,  to pay cash taxes resulting from the 2018 gain on sale of Pirate Brands and to fund the repurchase of shares of the Company’s common stock as part of the Company’s stock repurchase program. During fiscal 2019, net interest expense was negatively impacted in connection with the Company’s debt refinancing because the Company’s new 5.25% senior notes due 2027 were issued on September 26, 2019, prior to the redemption of the Company’s 4.625% senior notes due 2021 on October 10, 2019, and therefore during such fourteen day period the Company incurred interest expense on both sets of notes.

The Company’s net income was $76.4 million, or $1.17 per diluted share, for fiscal 2019, compared to net income of $172.4 million, or $2.60 per diluted share, for fiscal 2018, which includes the $176.4 million gain on the sale from the Pirate Brands divestiture. The Company’s adjusted net income for fiscal 2019 was $106.6 million, or $1.64 per adjusted diluted share, compared to $122.3 million, or $1.85 per adjusted diluted share, for fiscal 2018.

For fiscal 2019, adjusted EBITDA was $302.5 million, a decrease of $11.7 million, or 3.7%, compared to $314.2 million for fiscal 2018. The  decrease in adjusted EBITDA was primarily attributable to the divestiture of Pirate Brands in the fourth quarter of 2018, which was offset in part by improved operating performance (which includes the benefits of the Company’s pricing initiatives and the Company’s cost savings program, which were offset in part by input cost inflation and reduced volume), as well as the acquisitions of McCann’s in the third quarter of 2018 and Clabber Girl in the second quarter of 2019. Adjusted EBITDA as a percentage of net sales was 18.2% for fiscal 2019, compared to 18.5% in fiscal 2018.

Full Year Fiscal 2020 Guidance

For fiscal 2020, net sales are expected to be approximately $1.660 billion to $1.680 billion, adjusted EBITDA is expected to be approximately $302.5 million to $312.5 million and adjusted diluted earnings per share is expected to be approximately $1.60 to $1.80.

For fiscal 2020,  net interest expense is expected to be approximately $98.0 million to $103.0 million (including cash interest payments which are expected to be approximately $94.0 million to $99.0 million), depreciation expense is expected to be approximately $45.0 million, amortization expense is expected to be approximately $19.0 million, cash taxes are expected to be approximately $10.0 million to $20.0 million and capital expenditures are expected to be approximately $40.0 million to $45.0 million.

B&G Foods provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking adjusted EBITDA and adjusted diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including adjustments that could be made for deferred taxes; loss on extinguishment of debt; acquisition/divestiture-related and non-recurring expenses, gains and losses, including severance and other expenses primarily relating to a  workforce reduction;  the non-cash

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accounting impact of the Company’s inventory reduction plan; restructuring expenses; gains and losses on the sale of assets and other charges reflected in the Company’s reconciliation of historic non-GAAP financial measures, the amounts of which, based on past experience, could be material. For additional information regarding B&G Foods’ non-GAAP financial measures, see “About Non-GAAP Financial Measures and Items Affecting Comparability” below.

Conference Call

B&G Foods will hold a conference call at 4:30 p.m. ET today, February 25, 2020.  The call will be webcast live and can be accessed at www.bgfoods.com/investor-relations.  The call can also be accessed live over the phone by dialing (877) 407-0792 for U.S. callers or (201) 689-8263 for international callers.

A replay of the call will be available two hours after the call and can be accessed by dialing (844) 512-2921 for U.S. callers or (412) 317-6671 for international callers; the password is 13698859.  The replay will be available from February 25, 2020 through March 3, 2020. Investors may also access a web-based replay of the call at www.bgfoods.com/investor-relations.

About Non-GAAP Financial Measures and Items Affecting Comparability

“Adjusted net income”  (net income adjusted for certain items that affect comparability), “adjusted diluted earnings per share,” (diluted earnings per share adjusted for certain items that affect comparability), “base business net sales” (net sales without the impact of acquisitions until the acquisitions are included in both comparable periods and without the impact of discontinued or divested brands), “EBITDA” (net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt) and “adjusted EBITDA” (EBITDA as adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses  (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up and gains and losses on sale of assets), non-recurring expenses, gains and losses and the non-cash accounting impact of the Company’s inventory reduction plan) are “non-GAAP financial measures.” A non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in B&G Foods’ consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.  Non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable GAAP measures.  The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.

The Company uses non-GAAP financial measures to adjust for certain items that affect comparability.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as the Company’s management.  Because the Company cannot predict the timing and amount of these items that affect comparability, management does not consider these items when evaluating the Company’s performance or when making decisions regarding allocation of resources.

Additional information regarding EBITDA and adjusted EBITDA, and a reconciliation of EBITDA and adjusted EBITDA to net income and to net cash provided by operating activities, is included below for the fourth quarter and full year 2019 and 2018, along with the components of EBITDA and adjusted EBITDA.  Also included below are reconciliations of the non-GAAP terms adjusted net income, adjusted diluted earnings per share and base business net sales to the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows.

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About B&G Foods, Inc.

Based in Parsippany, New Jersey, B&G Foods and its subsidiaries manufacture, sell and distribute high-quality, branded shelf-stable and frozen foods across the United States, Canada and Puerto Rico. With B&G Foods’ diverse portfolio of more than 50 brands you know and love, including Back to Nature,  B&G,  B&M,  Cream of Wheat,  Green Giant,  Las Palmas,  Le Sueur,  Mama Mary’s,  Maple Grove Farms, Mrs. Dash,  New York Style,  Ortega, Polaner,  SnackWell’s,  Spice Islands and Victoria,  there’s a little something for everyone. For more information about B&G Foods and its brands, please visit www.bgfoods.com.

Forward-Looking Statements

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” The forward-looking statements contained in this press release include, without limitation, statements related to B&G Foods’ net sales, adjusted EBITDA, adjusted diluted earnings per share, cash interest payment, cash taxes, capital expenditure, depreciation expense, amortization expense and overall expectations for fiscal 2020 and beyond, including our goal of offsetting inflation with pricing and cost savings initiatives and achieving net sales and earnings growth through new product innovation and accretive acquisitions, and our ability to create long-term value for our shareholders. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of B&G Foods to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.  In addition to statements that explicitly describe such risks and uncertainties,  readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “projects,” “intends,” “anticipates,” “assumes,” “could,” “should,” “estimates,” “potential,” “seek,” “predict,” “may,” “will” or “plans” and similar references to future periods to be uncertain and forward-looking.  Factors that may affect actual results include, without limitation: the Company’s substantial leverage; the effects of rising costs for the Company’s raw materials, packaging and ingredients; crude oil prices and their impact on distribution, packaging and energy costs; the Company’s ability to successfully implement sales price increases and cost saving measures to offset any cost increases; intense competition, changes in consumer preferences, demand for the Company’s products and local economic and market conditions; the Company’s continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios in order to compete effectively with lower priced products and in markets that are consolidating at the retail and manufacturing levels and to improve productivity; the risks associated with the expansion of the Company’s business; the Company’s possible inability to identify new acquisitions or to integrate recent or future acquisitions or the Company’s failure to realize anticipated revenue enhancements, cost savings or other synergies; tax reform and legislation, including the effects of the U.S. Tax Cuts and Jobs Act; the Company’s ability to access the credit markets and the Company’s borrowing costs and credit ratings, which may be influenced by credit markets generally and the credit ratings of the Company’s competitors; unanticipated expenses, including, without limitation, litigation or legal settlement expenses; the effects of currency movements of the Canadian dollar and the Mexican peso as compared to the U.S. dollar; the effects of international trade disputes, tariffs, quotas, and other import or export restrictions on the Company’s international procurement, sales and operations; future impairments of the Company’s goodwill and intangible assets; the Company’s ability to successfully complete the implementation of additional modules and the integration and operation of a new enterprise resource planning (ERP) system;  the Company’s ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; the Company’s sustainability initiatives and changes to environmental laws and regulations; and other factors that affect the food industry generally. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in B&G Foods’ filings with the Securities and Exchange Commission, including under Item 1A, “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in its subsequent reports on Forms 10-Q and 8‑K.  Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  B&G Foods undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Contacts:

Investor Relations:	Media Relations:
ICR, Inc.	ICR, Inc.
Dara Dierks	Matt Lindberg
866.211.8151	203.682.8214

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B&G Foods, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

(Unaudited)

	December 28,	December 29,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$11,315	$11,648
Trade accounts receivable, net	143,908	151,707
Inventories	472,187	401,355
Prepaid expenses and other current assets	25,449	19,988
Income tax receivable	8,934	1,398
Total current assets	661,793	586,096

Property, plant and equipment, net	304,934	282,553
Operating lease right-of-use assets	38,698	—
Goodwill	596,391	584,435
Other intangible assets, net	1,615,126	1,595,569
Other assets	3,277	4,202
Deferred income taxes	7,371	4,940
Total assets	$3,227,590	$3,057,795

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$114,936	$140,000
Accrued expenses	55,659	55,660
Current portion of operating lease liabilities	9,813	—
Current portion of long-term debt	5,625	—
Income tax payable	454	31,624
Dividends payable	30,421	31,178
Total current liabilities	216,908	258,462

Long-term debt	1,874,158	1,638,877
Deferred income taxes	254,339	235,902
Long-term operating lease liabilities, net of current portion	31,997	—
Other liabilities	37,646	24,505
Total liabilities	2,415,048	2,157,746

Stockholders’ equity:
Preferred stock, $0.01 par value per share. Authorized 1,000,000 shares; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share. Authorized 125,000,000 shares; 64,044,649 and 65,638,701 shares issued and outstanding as of December 28, 2019 and December 29, 2018, respectively	640	656
Additional paid-in capital	—	116,339
Accumulated other comprehensive loss	(31,894)	(23,502)
Retained earnings	843,796	806,556
Total stockholders’ equity	812,542	900,049
Total liabilities and stockholders’ equity	$3,227,590	$3,057,795

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B&G Foods, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net sales	$470,172	$458,055	$1,660,414	$1,700,764
Cost of goods sold	375,775	408,123	1,277,290	1,351,264
Gross profit	94,397	49,932	383,124	349,500

Operating expenses:
Selling, general and administrative expenses	44,480	47,562	160,745	167,389
Amortization expense	4,722	4,491	18,543	18,343
Gain on sale of assets	—	(176,386)	—	(176,386)
Operating income	45,195	174,265	203,836	340,154

Other income and expenses:
Interest expense, net	27,721	24,489	98,126	108,334
Loss on extinguishment of debt	1,177	9,811	1,177	13,135
Other income	(317)	(613)	(1,159)	(3,592)
Income before income tax expense	16,614	140,578	105,692	222,277
Income tax expense	6,355	28,654	29,303	49,842
Net income	$10,259	$111,924	$76,389	$172,435

Weighted average shares outstanding:
Basic	64,045	65,827	65,013	66,145
Diluted	64,045	65,934	65,039	66,255

Earnings per share:
Basic	$0.16	$1.70	$1.17	$2.61
Diluted	$0.16	$1.70	$1.17	$2.60

Cash dividends declared per share	$0.475	$0.475	$1.900	$1.890

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of EBITDA and Adjusted EBITDA to Net Income and to Net Cash Provided by Operating Activities

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net income	$10,259	$111,924	$76,389	$172,435
Income tax expense	6,355	28,654	29,303	49,842
Interest expense, net	27,721	24,489	98,126	108,334
Depreciation and amortization	15,192	13,706	58,734	53,639
Loss on extinguishment of debt(1)	1,177	9,811	1,177	13,135
EBITDA(2)	60,704	188,584	263,729	397,385
Acquisition/divestiture-related and non-recurring expenses(3)	8,780	17,227	21,519	26,863
Inventory reduction plan impact(4)	—	29,041	16,382	66,320
Amortization of acquisition-related inventory step-up(5)	—	—	891	—
Gain on sale of assets(6)	—	(176,386)	—	(176,386)
Adjusted EBITDA(2)	69,484	58,466	302,521	314,182
Income tax expense	(6,355)	(28,654)	(29,303)	(49,842)
Interest expense, net	(27,721)	(24,489)	(98,126)	(108,334)
Acquisition/divestiture-related and non-recurring expenses(3)	(8,780)	(17,227)	(21,519)	(26,863)
Inventory reduction plan impact(4)	—	(29,041)	(16,382)	(66,320)
Amortization of acquisition-related inventory step-up(5)	—	—	(891)	—
Write-off of property, plant and equipment	8	832	97	931
Deferred income taxes	4,793	(17,990)	20,415	(1,494)
Amortization of deferred debt financing costs and bond discount/premium	893	872	3,511	5,282
Share-based compensation expense	(369)	(321)	2,594	3,025
Changes in assets and liabilities, net of effects of business combinations	13,222	127,945	(116,413)	138,889
Net cash provided by operating activities(6)	$45,175	$70,393	$46,504	$209,456

(1)

Loss on extinguishment of debt for the fourth quarter and fiscal 2019 includes the write-off of deferred debt financing costs of $1.2 million relating to the redemption of all outstanding borrowings under the Company’s 4.625% senior notes due 2021. Loss on extinguishment of debt for the fourth quarter of 2018 includes the write-off of deferred debt financing costs and unamortized discount of $8.3 million and $1.5 million, respectively, and for fiscal 2018 includes the write-off of deferred debt financing costs and unamortized discount of $11.1 million and $2.0 million, respectively, relating to the prepayment of the Company’s then outstanding tranche B term loans.

(2)

EBITDA and adjusted EBITDA are non-GAAP financial measures used by management to measure operating performance. A non-GAAP financial measure is defined as a numerical measure of the Company’s financial performance that excludes or includes amounts so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP in the United States in the Company’s consolidated balance sheets and related consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows. The Company defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization and loss on extinguishment of debt (see (1) above).  The Company defines adjusted EBITDA as EBITDA adjusted for cash and non-cash acquisition/divestiture-related expenses, gains and losses (which may include third party fees and expenses, integration, restructuring and consolidation expenses, amortization of acquired inventory fair value step-up, and gains and losses on the sale of assets); non-recurring expenses, gains and losses, including severance and other expenses relating to a  workforce reduction; and the non-cash accounting impact of the Company’s inventory reduction plan. Management believes that it is useful to eliminate these items because it allows management to focus on what it deems to be a more reliable indicator of ongoing operating performance and the Company’s ability to generate cash flow from operations. The Company uses EBITDA and adjusted EBITDA in the Company’s business operations to, among other things, evaluate the Company’s operating performance, develop budgets and measure the Company’s performance against those budgets, determine employee bonuses and evaluate the Company’s cash flows in terms of cash needs. The Company also presents EBITDA and adjusted EBITDA because the Company believes they are useful indicators of the Company’s historical debt capacity and ability to service debt and because covenants in the Company’s credit agreement and the Company’s senior notes indentures contain ratios based on these measures.

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As a result, reports used by internal management during monthly operating reviews feature the EBITDA and adjusted EBITDA metrics. However, management uses these metrics in conjunction with traditional GAAP operating performance and liquidity measures as part of its overall assessment of company performance and liquidity, and therefore does not place undue reliance on these measures as its only measures of operating performance and liquidity.

EBITDA and adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to operating income, net income or any other GAAP measure as an indicator of operating performance. EBITDA and adjusted EBITDA are not complete net cash flow measures because EBITDA and adjusted EBITDA are measures of liquidity that do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends. Rather, EBITDA and adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements. EBITDA and adjusted EBITDA are not complete measures of an entity’s profitability because they do not include certain costs and expenses and gains and losses described above. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies. However, EBITDA and adjusted EBITDA can still be useful in evaluating the Company’s performance against the Company’s peer companies because management believes these measures provide users with valuable insight into key components of GAAP amounts.

(3)

Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2019 of $8.8 million and $22.4 million, respectively, primarily includes acquisition and integration expenses for the Clabber Girl acquisition and transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction.  Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2018 of $17.2 million and $26.9 million, respectively, primarily includes transition expenses for the Pirate Brands sale and acquisition and integration expenses for the McCann’s, Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.

(4)

Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For fiscal 2019, inventory reduction plan impact of $16.4 million includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.

For the fourth quarter of 2018, inventory reduction plan impact of $29.0 million includes $19.4 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the fourth quarter of 2018 as part of the Company’s inventory reduction plan and $9.6 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

For fiscal 2018,  inventory reduction plan impact of $66.3 million includes $51.1 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in fiscal 2018 as part of the Company’s inventory reduction plan and $15.2 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

(5)	For fiscal 2019, amortization of acquisition-related inventory step-up relates to the purchase accounting adjustments made to inventory acquired in the Clabber Girl acquisition.
(6)

The Company’s divestiture of Pirate Brands during the fourth quarter of 2018 resulted in a gain on sale during 2018 of approximately $176.4 million. The gain on sale negatively impacted the Company’s income taxes for fiscal 2019 by approximately $73.9 million, which includes cash tax payments the Company made during fiscal 2019 of $44.7 million and a cash tax benefit the Company otherwise would have expected to receive of approximately $29.2 million. Excluding the negative tax impact of the gain on sale, the Company’s net cash provided by operating activities for fiscal 2019 would have been approximately $120.4 million.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Adjusted Net Income and Adjusted Diluted Earnings per Share to Net Income

(In thousands, except per share data)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net income	$10,259	$111,924	$76,389	$172,435
Loss on extinguishment of debt, net of tax(1)	889	7,611	889	10,190
Acquisition/divestiture-related and non-recurring expenses, net of tax(2)	6,629	13,278	16,247	20,754
Inventory reduction plan impact, net of tax(3)	—	22,530	12,368	51,451
Amortization of acquisition-related inventory step-up, net of tax(4)	—	—	673	—
Gain on sale of assets, net of tax(5)	—	(133,172)	—	(133,172)
Tax true-ups(6)	—	121	—	650
Adjusted net income	$17,777	$22,292	$106,566	$122,308
Adjusted diluted earnings per share	$0.28	$0.34	$1.64	$1.85

(1)

Loss on extinguishment of debt for the fourth quarter and fiscal 2019 includes the write-off of deferred debt financing costs and unamortized discount of $0.9 million, net of tax, relating to the redemption of all outstanding borrowings under the Company’s 4.625% senior notes due 2021. Loss on extinguishment of debt for the fourth quarter of 2018 includes the write-off of deferred debt financing costs and unamortized discount of $6.4 million, net of tax, and $1.2 million, net of tax, respectively, and for fiscal 2018 includes the write-off of deferred debt financing costs and unamortized discount of $8.6 million, net of tax, and $1.6 million, net of tax, respectively, relating to the prepayment of the Company’s then outstanding tranche B term loans.

(2)

Acquisition/divestiture-related and non-recurring expenses for  the fourth quarter and fiscal 2019 primarily includes acquisition and integration expenses for the Clabber Girl acquisition and transition expenses for the Pirate Brands sale, and severance and other expenses primarily relating to a workforce reduction.  Acquisition/divestiture-related and non-recurring expenses for the fourth quarter and fiscal 2018 primarily includes transition expenses for the Pirate Brands sale and acquisition and integration expenses for the McCann’s, Green Giant, spices & seasonings, Victoria and Back to Nature acquisitions.

(3)

Inventory reduction plan impact relates to the Company’s 2018 inventory reduction plan. For fiscal 2019, inventory reduction plan impact of $16.4  million (or $12.4 million net of taxes) includes the trailing non-cash accounting impact of the underutilization of the Company’s manufacturing facilities in 2018 as the Company reduced inventory during the implementation of the inventory reduction plan.

For the fourth quarter of 2018, inventory reduction plan impact of  $29.0 million (or $22.5 million net of taxes) includes $19.4  million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in the fourth quarter of 2018 as part of the Company’s inventory reduction plan and $9.6 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

For  fiscal 2018,  inventory reduction plan impact of $66.3 million (or $51.5 million net of taxes) includes $51.1 million of fixed manufacturing, warehouse and other corporate overhead costs associated with inventory purchased and converted into finished goods in fiscal 2017 and sold in fiscal 2018 as part of the Company’s inventory reduction plan  and $15.2 million for the underutilization of the Company’s manufacturing facilities as the Company reduced inventory during the implementation of the inventory reduction plan.

(4)	For fiscal 2019, amortization of acquisition-related inventory step-up, net of tax relates to the purchase accounting adjustments made to inventory acquired in the Clabber Girl acquisition.
(5)	During the fourth quarter of 2018, the Company completed the Pirate Brands sale. The sale resulted in a gain of $133.2 million, net of tax.
(6)	Tax true-ups for the fourth quarter and fiscal 2018 reflects prior year foreign tax expense true-up and impact of enacted state rate changes.

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B&G Foods, Inc. and Subsidiaries

Items Affecting Comparability

Reconciliation of Base Business Net Sales to Net Sales

(In thousands)

(Unaudited)

	Fourth Quarter Ended		Fiscal Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Net sales	$470,172	$458,055	$1,660,414	$1,700,764
Net sales from acquisitions(1)	(25,183)	—	(59,455)	—
Net sales of non-branded IQF bulk rice products(2)	—	(188)	—	(1,494)
Net sales from divested and discontinued brands(3)	—	(2,046)	—	(76,091)
Base business net sales(4)	$444,989	$455,821	$1,600,959	$1,623,179

(1)

For the fourth quarter of 2019 and fiscal 2019, includes net sales for Clabber Girl. For fiscal 2019,  also includes six and one-half months of net sales for McCann’s in 2019, for which there was no comparable period of net sales in fiscal 2018. McCann’s was acquired on July 16, 2018 and Clabber Girl was acquired on May 15, 2019.

(2)

Reflects net sales of the Company’s non-branded individually quick frozen (IQF) bulk rice products, which is a product line the Company acquired as part of the Green Giant acquisition, and which the Company is excluding from net sales for the purposes of calculating base business net sales because the Company does not consider the non-branded IQF bulk rice products to be part of its core business or material. The Company discontinued the sale of non-branded IQF bulk rice products during the fourth quarter of 2018.

(3)

Reflects $74.9 million of net sales of Pirate Brands and $1.2  million of net sales of French’s® seasoning mixes.  The Company completed the divestiture of Pirate Brands on  October 17, 2018. The Company discontinued the sale of French’s products, which had been sold pursuant to a licensing agreement, during the third quarter of 2018.

(4)

Base business net sales is a non-GAAP financial measure used by management to measure operating performance.  The Company defines base business net sales as the Company’s net sales excluding (1) the net sales of acquisitions until the net sales from such acquisitions are included in both comparable periods, (2) net sales of discontinued or divested brands and (3) net sales of the Company’s IQF bulk rice products, see footnote 2 above.  The portion of current period net sales attributable to recent acquisitions for which there is no corresponding period in the comparable period of the prior year is excluded. For each acquisition, the excluded period starts at the beginning of the most recent fiscal period being compared and ends on the first anniversary of the acquisition date.  For discontinued or divested brands, the entire amount of net sales is excluded from each fiscal period being compared. The Company has included this financial measure because management believes it provides useful and comparable trend information regarding the results of the Company’s business without the effect of the timing of acquisitions and the effect of discontinued or divested brands.

The definition of base business net sales set forth above, as it relates to acquisitions, was modified during the third quarter of 2019 from the definition the Company had most recently used. Under the Company’s most recent prior definition of base business net sales, for each acquisition, the excluded period started at the beginning of the most recent fiscal period being compared and ended on the last day of the quarter in which the first anniversary of the date of acquisition occurred. The Company believes that it is more useful to measure base business net sales on a partial quarter basis based upon the actual period of comparable ownership instead of adjusting for an entire quarter.

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